UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/23/2009

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23930

Washington	91-1549568
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington 98101
(Address of principal executive offices, including zip code)

(206) 623-7612
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 23, 2009, Targeted Genetics Corporation (the "Company") received a staff determination letter from the Nasdaq Stock Market informing the Company that it has failed to regain compliance with Nasdaq Listing Rule 5550(b), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of $2.5 million in shareholders' equity, $35 million in market value of listed securities or $500,000 in net income from continuing operations. The letter stated that the Nasdaq staff has therefore determined to delist the Company's common stock from the Nasdaq Capital Market effective at the opening of business on August 3, 2009. The Nasdaq staff determination follows an April 8, 2009 notification letter from the Nasdaq Stock Market, which was previously reported by the Company on April 14, 2009.

The Company intends to appeal the Nasdaq staff's determination by requesting a hearing before a Nasdaq listing qualifications panel. A timely request will stay the delisting of the Company's securities until the hearing is completed and the hearing panel has issued a written decision. The hearing date will be determined by Nasdaq and should occur within 45 calendar days from the date of the request. The Company can provide no assurance that, following the hearing, the hearing panel will grant the Company's request for continued listing on the Nasdaq Capital Market.

The Company reported a shareholders' equity deficit of $3.8 million in its annual report on Form 10-K for the year ended December 31, 2008 and a shareholders' equity deficit of $5.4 million in its quarterly report on Form 10-Q for the quarter ended March 31, 2009. This negative net worth resulted from the Company's restructuring charges totaling $7.6 million at December 31, 2008 and March 31, 2009, which related to obligations under the Company's lease for its Bothell facility, in combination with the goodwill impairment charge of $7.9 million recorded for the fourth quarter of 2008. As reported on July 6, 2009, the Company has since terminated the lease for the Bothell facility and reversed approximately $7 million of the restructuring charge liability from its balance sheet, but its shareholders' equity remains below the $2.5 million required by Listing Rule 5550(b).

As previously reported, the Company is also in non-compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. On April 23, 2008, the Nasdaq Stock Market notified the Company that for 30 consecutive business days the bid price of its common stock had closed below the minimum $1.00 per share bid price required under Listing Rule 5550(a)(2) (formerly Marketplace Rule 4310(c)(8)(d)). The letter stated that, under Listing Rule 5550(a)(2), the Company would be provided with 180 calendar days to regain compliance. The Nasdaq Stock Market has since suspended enforcement of this requirement until July 31, 2009, at which time the Company will have five business days to evidence compliance with the bid price requirement. To demonstrate compliance, the bid price of the Company's common stock must close at a minimum of $1.00 per share for 10 consecutive trading days. If, on August 7, 2009, the Company meets all of the Nasdaq Capital Market's initial listing criteria set forth in Listing Rule 5505 (other than the bid price criterion) but has not regained bid price compliance, the Company will be afforded an additional 180 calendar days to demonstrate bid price compliance. If the Company does not meet the initial listing criteria on that date and has not regained bid price compliance, the Company will receive written notification from Nasdaq that the bid price deficiency serves as an additional basis for delisting the Company's securities. The Company plans to address any continuing issue of non-compliance with the bid price requirement in connection with the hearing before the Nasdaq panel discussed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Targeted Genetics Corporation

Date: July 29, 2009	By:	/s/ DAVID J. POSTON
DAVID J. POSTON
Vice President, Finance and Chief Financial Officer